Exhibit 99.B(d)(15)(iv)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2007

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to our letter agreement dated June 1, 2005, we have reduced our annual investment management fee for ING Van Kampen Comstock Portfolio (the “Portfolio”) by an amount corresponding to the June 1, 2005 sub-advisory fee reduction by Morgan Stanley Investment Management Inc. d/b/a Van Kampen (the “Reduction”).

The Reduction is calculated as follows:

Reduction = 50% x (former sub-advisory fee - new sub-advisory fee)

By this letter, we agree to continue the Reduction for the period May 1, 2006 through May 1, 2007.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President